Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended	Quarter Ended
	March 31, 2012	March 31, 2011
Diluted earnings per share	$.39	$.33

Net Income	$1,055,000	$896,000

Return on average common equity	8.46%	7.67%

Return on average assets	0.77%	0.80%

Millersburg, Ohio – April 24, 2012 – CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced first quarter 2012 net income of $1.1 million or $.39 per basic and diluted share, as compared to $896 thousand or $.33 per basic and diluted share for the same period in 2011.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 8.46% and 0.77%, respectively, compared with 7.67% and 0.80% for the first quarter of 2011.

Eddie Steiner, President and CEO commented, “We are pleased that first quarter net income was 18% above the year ago level. Loan demand has increased in both commercial and consumer segments, although businesses and individuals on the whole are maintaining a cautious posture by borrowing less and continuing to grow deposit balances. Credit quality within our loan portfolio continues to improve, allowing more-normalized provisioning for future loan losses.”

Revenue totaled $5.3 million for the first quarter of 2012, an increase of 12% from the prior-year first quarter. Increases were reflected in both net interest income and other income. First quarter net interest income on a fully tax equivalent basis was $4.4 million, a $385 thousand or 10% increase over the first quarter of 2011. Other income totaled $948 thousand in first quarter 2012, an increase of $187 thousand or 25% compared to first quarter 2011.

Non-interest expense amounted to $3.5 million during the quarter, an increase of $424 thousand or 14% from first quarter 2011.

The Company’s first quarter efficiency ratio was 65.9% as compared to 65.3% for the same quarter in the prior year.

Federal income tax provision totaled $456 thousand for first quarter 2012, compared to $399 thousand for the same quarter in 2011. The quarterly provisions reflect effective tax rates of 30% and 31%, respectively.

Total assets amounted to $561 million on March 31, 2012, up $10 million or 1.7% from December 31, 2011. Net loans increased to $327 million, up $7 million or 2.2% in the quarter, while securities balances of $128 million decreased $0.4 million or 0.3% from the prior quarter-end.

Average total assets during the quarter amounted to $552 million, an increase of $101 million or 22% above the same quarter of the prior year. Average loan balances of $327 million increased $8 million from the prior year first quarter, and average securities balances of $127 million increased $41 million or 48% as compared to first quarter 2011.

Average commercial loan balances, including commercial real estate, increased $6.2 million or 3% from the prior quarter. Average residential mortgage balances, including home equity line balances, increased by $1.4 million or 1% during the quarter. Average consumer credit balances declined $70 thousand or 1% versus the same quarter of the prior year.

Net charge-offs for the quarter totaled $41 thousand, or 0.05% of average loans on an annualized basis, as compared to $283 thousand, or 0.36% for first quarter 2011.

Nonperforming assets totaled $3.3 million or 0.99% of total loans plus other real estate at March 31, 2012 as compared to $3.5 million or 1.08% on December 31, 2011 and $3.9 million or 1.22% at March 31, 2011. Delinquent loan balances as of March 31, 2012 amounted to 1.57% of total loans as compared to 2.04% on December 31, 2011 and 1.87% at March 31, 2011.

The Company funded $206 thousand in loan loss provision during the quarter as compared to $280 thousand during the prior year’s quarter. The allowance for loan losses amounted to 1.28% of total loans on March 31, 2012 as compared to 1.25% at March 31, 2011. The ratio of the allowance for loan losses to nonperforming loans stood at 130% on March 31, 2012 as compared to 117% and 103% at December 31, and March 31, 2011, respectively.

Deposit balances totaled $450 million at quarter-end, an increase of $7 million or 1.5% from December 31, 2011 and an increase of $102 million or 29% from prior year’s quarter-end. The majority of the increase is attributable to deposits acquired with the Wooster branch acquisition during fourth quarter 2011. Organic deposit growth without the acquired deposits amounted to $28 million between March 31, 2012 and March 31, 2011 with noninterest bearing, NOW, money market and savings account balances growing and time deposit balances declining due to the low interest rate environment.

The average balance of securities sold under repurchase agreement during the first quarter grew by $8 million or 26% above the average for the same period in the prior year. These repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts. Average advances from the Federal Home Loan Bank (“FHLB”) decreased $4 million or 16% from the prior year’s quarter as maturing borrowings have been paid down, funded by reducing average balances of Fed funds sold and interest bearing deposits with other banks.

Shareholders’ equity totaled $49.9 million on March 31, 2012 with 2.7 million common shares outstanding at year-end. The Company’s capital position remains strong, with tangible equity to assets approximating 8% on March 31, 2012 and December 31, 2011. The Company declared a common dividend of $.18 per share during the quarter. Based on the March 31, 2012 closing stock price of $17.75 per share, the Company’s annual dividend yield approximates 4.1%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $561 million as of March 31, 2012. CSB provides a wide range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

Exhibit 99.1

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
	2012	2011	2011	2011	2011
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$4,380	$4,280	$4,163	$4,158	$3,995
Provision for loan losses	206	240	240	190	280
Other income	948	920	1,045	784	761
Other expenses	3,544	3,748	3,460	3,283	3,120
FTE adjustment (a)	67	67	66	62	61
Net income	1,055	820	999	972	896
Diluted earnings per share	0.39	0.30	0.37	0.35	0.33

PERFORMANCE RATIOS
Return on average assets (ROA)	0.77%	0.61%	0.87%	0.87%	0.80%
Return on average common equity (ROE)	8.46%	6.58%	8.04%	8.06%	7.67%
Net interest margin FTE (a)	3.38%	3.38%	3.83%	3.93%	3.78%
Efficiency ratio	65.90%	71.47%	69.60%	66.13%	65.29%
Number of full-time equivalent employees	157	154	144	143	142

MARKET DATA
Book value/common share	$18.25	$18.07	$17.99	$17.75	$17.35
Period-end common share mkt value	17.75	16.75	15.00	15.50	15.20
Market as a % of book	97.26%	92.70%	83.38%	87.32%	87.61%
Price-to-earnings ratio	12.59	12.41	10.71	11.48	11.34
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18
Common stock dividend payout ratio	46.15%	60.00%	48.65%	51.43%	54.55%
Average basic common shares	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Average diluted common shares	2,735,611	2,735,229	2,734,799	2,734,831	2,734,812
Period end common shares outstanding	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$48,543	$45,808	$41,022	$42,389	$41,569

ASSET QUALITY
Gross charge-offs	$79	$328	$192	$178	$316
Net charge-offs (recoveries)	41	275	178	164	283
Allowance for loan losses	4,246	4,082	4,116	4,054	4,028
Nonperforming assets (NPAs)	3,266	3,500	4,000	3,974	3,943
Net charge-off/average loans ratio	0.05%	0.34%	0.22%	0.21%	0.36%
Allowance for loan losses/period-end loans	1.28	1.26	1.31	1.28	1.25
NPAs/loans and other real estate	0.99	1.08	1.27	1.25	1.22
Allowance for loan losses/nonperforming loans	130.20	116.96	117.77	115.30	102.93

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	7.96%	8.01%	10.33%	10.38%	10.23%
Average equity to assets	9.08	9.33	10.84	10.80	10.49
Average equity to loans	15.33	15.46	15.60	15.13	14.82
Average loans to deposits	73.87	75.78	90.07	91.77	91.44

AVERAGE BALANCES
Assets	$552,407	$530,049	$454,685	$448,205	$451,666
Earning assets	520,802	502,198	431,271	424,925	428,686
Loans	327,203	319,852	315,750	319,906	319,646
Deposits	442,973	422,094	350,577	348,601	349,574
Shareholders’ equity	50,147	49,454	49,265	48,389	47,387

ENDING BALANCES
Assets	$560,803	$551,233	$457,849	$449,552	$445,361
Earning assets	526,942	522,410	435,806	427,281	422,793
Loans	331,353	324,182	313,980	316,581	322,017
Deposits	450,207	443,553	354,856	347,258	348,209
Shareholders’ equity	49,918	49,429	49,191	48,538	47,457

NOTES:

(a) —	Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	March 31,	March 31,
	2012	2011
ASSETS
Cash and cash equivalents
Cash and due from banks	$12,855	$9,792
Interest-earning deposits in other banks	67,026	11,898
Federal funds sold	—	310

Total cash and cash equivalents	79,881	22,000
Securities
Available-for-sale, at fair-value	122,639	83,085
Restricted stock, at cost	5,463	5,463

Total securities	128,102	88,548
Loans held for sale	461	20
Loans	331,353	322,017
Less allowance for loan losses	4,246	4,028

Net loans	327,107	317,989
Goodwill and core deposit intangible	5,729	2,116
Bank owned life insurance	8,113	2,987
Premises and equipment, net	8,413	7,754
Accrued interest receivable and other assets	2,997	3,947

TOTAL ASSETS	$560,803	$445,361

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$87,271	$60,325
Interest-bearing	362,936	287,884

Total deposits	450,207	348,209
Short-term borrowings	41,717	28,382
Other borrowings	17,009	19,707
Accrued interest payable and other liabilities	1,952	1,606

Total liabilities	510,885	397,904

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2012 and 2011	18,629	18,629
Additional paid-in capital	9,994	9,994
Retained earnings	24,954	23,077
Treasury stock at cost—245,803 shares in 2012 and 2011	(5,015)	(5,015)
Accumulated other comprehensive income	1,356	772

Total shareholders’ equity	49,918	47,457

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$560,803	$445,361

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended
	March 31,
	2012	2011
Interest and dividend income:
Loans, including fees	$4,252	$4,236
Taxable securities	729	595
Nontaxable securities	112	98
Other	39	17

Total interest and dividend income	5,132	4,946

Interest expense:
Deposits	640	786
Other	179	226

Total interest expense	819	1,012

Net interest income	4,313	3,934
Provision for loan losses	206	280

Net interest income after provision for loan losses	4,107	3,654

Non-interest income
Service charges on deposits accounts	308	245
Trust services	161	160
Securities gains (losses), net	0	0
Gain on sale of loans	56	70
Other	423	286

Total non-interest income	948	761

Non-interest expenses
Salaries and employee benefits	1,963	1,763
Occupancy expense	246	219
Equipment expense	155	120
Franchise tax expense	139	135
Professional and director fees	207	159
Federal deposit insurance	87	110
Amortization of intangible assets	33	15
Other expenses	714	599

Total non-interest expenses	3,544	3,120

Income before income tax	1,511	1,295
Federal income tax provision	456	399

Net income	$1,055	$896

Net income per share:
Basic	$0.39	$0.33

Diluted	$0.39	$0.33

Note: Certain prior year balances have been reclassified to conform to the current year presentation.